PFENEX INC.

INVESTORS’ RIGHTS AGREEMENT

THIS INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) dated as of December 1, 2009, is made by and among Pfenex Inc., a Delaware corporation (the “Company”) and the parties listed on Exhibit A hereto (individually, an “Investor” and collectively, the “Investors”).

W I T N E S S E T H:

WHEREAS, the Company and the Investors agree to enter into this Agreement for the purpose of setting forth the rights of the Investors to cause the Company to register Shares issued or issuable to them and certain other matters set forth herein. All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in that certain Series A-2 Participating Preferred Stock Purchase Agreement, dated of even date herewith, by and among the Company and certain Investors identified therein (the “Purchase Agreement”).

NOW, THEREFORE, the parties hereby agree as follows.

ARTICLE I

REGISTRATION RIGHTS

1.01. Certain Definitions. For purposes of this Agreement:

(a) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or under common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms of “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.

(b) “Affiliated Fund” means, with respect to a Holder that is a limited liability company or a partnership, a fund or entity managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company.

(c) “Certificate” means the Company’s Amended and Restated Certificate of Incorporation, as the same may be amended from time to time.

(d) “Change of Control” means the consummation of a merger or consolidation with or into any other entity, unless the stockholders of the Company immediately before the transaction own fifty percent (50%) or more of the voting stock of the acquiring or surviving entity following the transaction (taking into account, in the numerator, only stock of the Company held by such stockholders before the transaction and stock issued in respect of such prior-held stock of the Company), other than a consolidation with a wholly-owned subsidiary of the Company or a merger effected exclusively to change the domicile of the Company. A series of related transactions shall be deemed to constitute a single transaction, and where such transaction involves securities issuances, they shall be deemed “related” if under applicable securities laws they would be treated as integrated.

(e) “Common Stock” means the Company’s Common Stock, par value $0.001 per share.

(f) “Exchange Act” means the Securities Exchange Act of 1934, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

(g) “Excluded Registration” means a registration statement relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Securities Act, or a registration in which the only capital stock being registered is common stock issuable upon conversion of debt securities which are also being registered.

(h) “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act that permits significant incorporation by reference of the Company’s subsequent public filings under the Exchange Act.

(i) “Holder” means any Investor owning Registrable Securities or any assignee thereof in accordance with Section 1.12 of this Agreement.

(j) “IPO” means the first underwritten public offering by the Company of shares of its Common Stock registered under the Securities Act.

(k) “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(l) “Preferred Stock” means the Company’s Series A-1 Preferred Stock and Series A-2 Preferred Stock.

(m) “Qualified Offering” means the Company’s initial sale of its Common Stock in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock for the account of the Company, in which the offering price per share is not less than $2.50 (prior to underwriter commissions and expenses and as adjusted for stock splits, stock dividends, recapitalizations or the like with respect to such shares) and which results in not less than $75,000,000 of gross proceeds to the Company.

(n) “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(o) “Registrable Securities” means the shares of (i) Common Stock issued or issuable upon conversion of Preferred Stock held by the Investors from time to time or acquired by the Investors (including specifically and without limitation, the Make Whole Shares that may be issued from time to time pursuant to Section 1.04 of the Purchase Agreement); (ii) Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the Preferred Stock; and (iii) any other shares of Common Stock acquired by the Investors from time to time; excluding, however, in all cases any Registrable Securities sold in a transaction in which the rights under this Agreement are not assigned, or any shares for which registration rights have terminated pursuant to Section 1.15 of this Agreement.

(p) The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of capital stock of the Company then outstanding which are Registrable Securities.

(q) “SEC” means the Securities and Exchange Commission.

(r) “Securities Act” means the Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

(s) “Series A-1 Preferred Stock” means the Company’s Series A-1 Participating Preferred Stock, par value $0.001 per share.

(t) “Series A-2 Preferred Stock” means the Company’s Series A-2 Participating Preferred Stock, par value $0.001 per share.

1.02. Request for Registration.

(a) If the Company shall receive at any time after the earlier of (i) December 31, 2012 and (ii) six (6) months after the effective date of the IPO, a written request from the holders of more than fifty percent (50%) of the Registrable Securities then issued and outstanding (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities and having an aggregate offering price to the public of at least $5,000,000, then the Company shall, within twenty (20) days after receiving such request, give written notice of such request to all Holders and shall, subject to the limitations of Section 1.02(b), use its reasonable best efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered within twenty (20) days after the mailing of such notice by the Company.

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request and the Company shall include such information in the written notice referred to in Section 1.02(a). The underwriter will be selected by the Company, which underwriter shall be reasonably acceptable to sixty six and two thirds percent (66  2⁄3%) in interest of the Holders whose Registrable Securities are to be included in the underwriting. In such event, the right of any Holder to include his, her or its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by sixty six and two thirds percent (66  2⁄3%) in interest of the Initiating Holders and such Holder) to the extent provided herein. The Company and all Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.02, if the underwriter advises the Company in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all participating Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each participating Holder. In no event shall any Registrable Securities be excluded from such underwriting unless all other securities are first excluded from such offering. Any Registrable Securities excluded from or withdrawn from such underwriting shall be withdrawn from registration.

(c) Notwithstanding the foregoing, if the Company shall furnish to the Initiating Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company (the “Board”) it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed, the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, that the Company may not utilize this right or the similar right set forth in Section 1.04(a)(ii) more than once in any twelve (12) month period; provided, further, that the Company shall not register any securities for the account of itself or any other stockholder during such ninety (90) day period (other than in the IPO or an Excluded Registration).

(d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.02:

(i) After the Company has effected two (2) registrations pursuant to this Section 1.02; provided, however, that such registrations have been declared or ordered effective;

(ii) During the period commencing on the date of the IPO and ending on the date one hundred eighty (180) days thereafter;

(iii) If the Company delivers a notice to the Initiating Holders within thirty (30) days of the Company’s receipt or request for registration of the Company’s intention to file a registration statement for the IPO within ninety (90) days;

(iv) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.04 below; or

(v) In any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already qualified to do business or subject to service of process in that jurisdiction.

1.03. Company Registration.

(a) If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock under the Securities Act in connection with the public offering of such securities solely for cash (other than an IPO or an Excluded Registration), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.03, the Company shall, subject to the provisions of Section 1.08, use its reasonable best efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered if any stock of the Company is registered.

(b) The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.03 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such registration shall be borne by the Company, in accordance with Section 1.07 hereof.

1.04. Form S-3 Registration.

(a) In case the Company shall receive from any Holder or Holders a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(i) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(ii) use its reasonable best efforts to effect, as soon as practicable, such registration and any such qualification or compliance as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 1.04: (i) after the Company has effected two (2) registrations pursuant to this Section 1.04 in a twelve-month period; (ii) if Form S-3 is not available for such offering by the Holders; (iii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $1,000,000; (iv) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed, the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 1.04; provided, that the Company shall not utilize this right or the similar right set forth in Section 1.02(c) more than once in any twelve (12) month period; provided, further, that the Company shall not register any securities for the account of itself or any other stockholder during such ninety (90) day period (other than in an IPO or an Excluded Registration); (v) in any jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already qualified to do business or subject to service of process in that jurisdiction; or (vi) during the period ending ninety (90) days after the effective date of a registration statement subject to Section 1.03.

(b) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.04 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.02 or 1.03, respectively.

1.05. Obligations of the Company. Whenever required under this Article I to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, and, upon the request of the Holders of sixty-six and two thirds percent (66 2/3%) of the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) days, or until the distribution described in such registration statement is completed, if earlier.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for up to ninety (90) days, or until the distribution described in such registration statement is completed, if earlier.

(c) Promptly notify the Holders covered by the registration statement of the effectiveness of such registration statement, and furnish to the Holders such numbers of copies of a prospectus, including any supplement to the prospectus, in conformity with the requirements of the Securities Act, and such other documents incident thereto, as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Following the effective date of such registration statement, notify the Holders covered by the registration statement of any request by the SEC that the Company amend or supplement such registration statement, or the associated prospectus.

(e) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders covered by the registration statement; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already qualified to do business or subject to service of process in that jurisdiction.

(f) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder and other security holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(g) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, such obligation to continue for one hundred twenty (120) days or until the distribution described in such registration statement is completed, if earlier.

(h) Cause all such Registrable Securities registered pursuant to this Article I to be listed on each national securities exchange or trading system on which similar securities issued by the Company are then listed.

(i) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

1.06. Information From Holders. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Article I with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding such Holder, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

1.07. Expenses of Registration. All expenses other than underwriting discounts, commissions and stock transfer taxes incurred in connection with registrations, filings or qualifications pursuant to Sections 1.02, 1.03 and 1.04 including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements, not to exceed $25,000, of one (1) counsel for the selling Holders selected by them, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.02 if the registration request is subsequently withdrawn at the request of the Holders of at least sixty-six and two thirds percent (66 2/3%) of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata among each other based on the number of Registrable Securities requested to be so registered unless such participating Holders agree to forego the right to require the Company to effect one (1) registration pursuant to Section 1.02), unless the withdrawal is based upon material adverse information concerning the Company of which the Holders were not aware at the time of such request.

1.08. Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 1.03 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their reasonable discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their reasonable discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their reasonable discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders) but in no event shall the amount of securities of the selling Holders included in the offering be reduced below twenty percent (20%) of the total amount of securities included in such offering, unless such offering is a Qualified Offering, in which case, the selling stockholders may be excluded if the underwriters make the determination described above and no other stockholder’s securities are included. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a Holder and which is a private equity or venture capital fund, or a partnership or corporation, the Affiliated Funds, partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling stockholder,” and any pro-rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling stockholder,” as defined in this sentence.

1.09. Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article I.

1.10. Indemnification. In the event any Registrable Securities are included in a registration statement under this Article I:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the officers, directors and stockholders of such Holder, legal counsel and accountants for such Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations

(collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, officer, director, stockholder, counsel, accountant, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action as such expenses are incurred; provided, that the indemnity agreement contained in this Section 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any such Holder, officer, director, stockholder, counsel, accountant, underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

(b) To the extent permitted by law, each selling Holder, on a several and not joint basis, will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation (but excluding clause (iii) of the definition thereof), in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, that the indemnity agreement contained in this Section 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, further, that in no event shall any indemnity under this Section 1.10(b) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one (1) separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

(d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder under this Section 1.10(d) exceed the net proceeds from the offering received by such Holder, less any amounts paid under Section 1.10(b), except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.11. Reports Under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the IPO so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b) take such action, including the voluntary registration of its common stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(d) furnish to any Holder upon request, so long as the Holder owns any Registrable Securities, (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the IPO), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

1.12. Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Article I may be assigned (but only with all related obligations) by a Holder to a transferee or assignee (i) of at least 500,000 Registrable Securities (subject to adjustment for stock splits, reverse stock splits, stock dividends and other similar transactions); (ii) that is a subsidiary, parent, Affiliate, partner, limited partner, retired partner, member, retired member or stockholder of a Holder; (iii) that is an Affiliated Fund; (iv) that is a family member of, or a trust for the benefit of, such Holder; or (v) that currently has rights pursuant to Article I of this Agreement; provided, the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if the transferee agrees in writing to be bound by this Agreement and immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of (x) a partnership who are partners or retired partners of such partnership or (y) a limited liability company who are members or retired members of such limited liability company (including immediate family members of such partners or members who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership or limited liability company.

1.13. Limitations on Subsequent Registration Rights. The Company shall not, after the date hereof, grant any registration rights which are superior to or that will conflict with the rights granted to the Holders hereunder without the consent of the Holders of at least sixty-six and two thirds percent (66 2/3%) of the aggregate number of Registrable Securities then issued and outstanding.

1.14. Lock-Up Agreement.

(a) Lock-Up Period; Agreement. In connection with the IPO and upon request of the Company or the underwriters managing such offering of the Company’s securities, each Holder agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company, however or whenever acquired (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days but subject to such extension or extensions as may be required by the underwriters in order to publish research reports while complying with the Rule 2711 of FINRA) from the effective date of such registration statement as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s initial public offering.

(b) Limitations. The obligations described in Section 1.14(a) shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall apply only if all officers and directors of the Company and all greater than 1% stockholders enter into similar agreements, and shall not apply to a registration relating solely to employee benefit plans, or to a registration relating solely to a transaction pursuant to Rule 145 under the Securities Act. Any discretionary waiver or termination of the obligations described in Section 1.14(a) by the Company or by representatives of the underwriters managing such offering shall apply on a pro rata basis to all holders of the Company’s capital stock who are subject to such obligations.

(c) Stop-Transfer Instructions. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Holder (and the securities of every other person subject to the restrictions in Section 1.14(a)).

(d) Transferees Bound. Each Holder agrees that it will not transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of this Section 1.14.

(e) Each Holder agrees that a legend reading substantially as follows shall be placed on all certificates representing all Registrable Securities of each Holder (and the shares or securities of every other person subject to the restriction contained in this Section 1.14):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE INCLUDING A LOCK-UP PERIOD OF UP TO 180 DAYS (SUBJECT TO EXTENSION) IN THE EVENT OF AN INITIAL PUBLIC OFFERING, AS SET FORTH IN THAT CERTAIN INVESTOR RIGHTS AGREEMENT BY AND AMONG THE COMPANY AND CERTAIN PARTIES IDENTIFIED THEREIN, A COPY OF WHICH MAY BE OBTAINED AT THE COMPANY’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.”

1.15. Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 after the earliest to occur of (i) five (5) years following the consummation of an IPO; (ii) with respect to any Holder, at such time after the IPO as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares during a three (3) month period without registration; and (iii) upon termination of the Agreement, as provided in Section 3.01.

ARTICLE II

COVENANTS OF THE COMPANY

2.01. Delivery of Financial Statements. The Company shall deliver to each Investor (other than an Investor reasonably deemed by the Company to be a competitor of the Company):

(a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder’s equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by an independent public accounting firm of nationally or regionally recognized standing selected by the Company; provided; however, that the year-end financial reports for the fiscal year ended December 31, 2009 shall be unaudited and may be delivered by the Company more than ninety (90) days after the end of the 2009 fiscal year;

(b) as soon as practicable, but in any event within forty five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, a summary of the Company’s financial performance over the previous quarter, with comparisons to the Company’s annual budget and to the prior year;

(c) within thirty (30) days of the end of each month, an unaudited income statement and a statement of cash flows and balance sheet for and as of the end of such month, with comparisons to the Company’s annual budget and to the prior year;

(d) as soon as practicable, but in any event prior to the end of each fiscal year, a budget and strategic business plan for the next fiscal year, prepared on a monthly basis, and, as soon as prepared, any other updated or revised budgets for such fiscal year prepared by the Company;

(e) with respect to the financial statements called for in Sections 2.01(b) and 2.01(c), an instrument executed by the Chief Executive Officer or Chief Financial Officer of the Company and certifying on behalf of the Company that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment; provided, that the foregoing shall not restrict the right of the Company to change its accounting principles consistent with GAAP, if the Board or a committee thereof determines that it is in the best interest of the Company to do so; and

(f) such other information relating to the financial condition, business, prospects or corporate affairs of the Company as such Investor or any assignee of such Investor may from time to time reasonably request, or promptly after transmission or occurrence (but in any event within 10 days) such other reports, including any non-routine communications with shareholders or the financial community, the Company’s accountants and business consultants, governmental agencies and authorities, any reports filed by the Company or its officers, directors and representatives with any securities exchange or the SEC and notice of any event which would have a significant effect on the Company’s business prospects or financial condition or on the Investors’ investments; provided, however, that the Company shall not be obligated under this Section 2.01 to provide information that it deems in good faith to be a trade secret or similar confidential information, and provided further that the Company may require the Investor to execute a confidentiality and nondisclosure agreement prior to disclosure of any such information.

2.02. Inspection. The Company shall permit each Investor (except for an Investor reasonably deemed by the Company to be a competitor of the Company), at such Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers and accountants, all at such reasonable times as may be requested by the Investor.

2.03. Right of First Offer. Subject to the terms and conditions specified in this Section 2.03, the Company hereby grants to each Investor a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). An Investor who chooses to exercise the right of first offer may designate as purchasers under such right itself or its partners, stockholders or Affiliates, including Affiliated Funds, in such proportions as it deems appropriate.

Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class or series of its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Investor in accordance with the following provisions:

(a) The Company shall deliver a notice (the “RFO Notice”) to the Investors stating (i) its bona fide intention to offer such Shares; (ii) the number of such Shares to be offered; and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

(b) Within twenty (20) days after delivery of the RFO Notice, the Investor may elect to purchase or obtain, at the price and on the terms specified in the RFO Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock then issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Investor bears to the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities). The Company shall promptly, in writing, inform each Investor that purchases all the shares available to it (each, a “Fully-Exercising Investor”) of any other Investor’s failure to do likewise. During the ten (10) day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain that portion of the Shares for which Investors were entitled to subscribe but which were not subscribed for by the Investors that is equal to the proportion that the number of shares of Common Stock then issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Fully-Exercising Investor bears to the total number of shares of Common Stock held by all Fully Exercising Investors then outstanding (assuming full conversion and exercise of all convertible or exercisable securities).

(c) The Company may, during the sixty (60) day period following the expiration of the period provided in Section 2.03(b) hereof, offer the remaining unsubscribed portion of the Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the RFO Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within fifteen (15) days after the execution thereof, the rights provided under this Section 2.03 shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Investors in accordance herewith.

(A) The right of first offer in this Section 2.03 shall not be applicable to (i) Common Stock issued or issuable to officers, directors, employees or consultants of the Company under the Company’s stock option plan or other employee equity compensation plans, agreements or arrangements in effect from time to time in effect from time to time as approved by the Board, including the Series A Directors (as defined in the Certificate); (ii) Common Stock issued pursuant to stock splits and Common Stock-on-Common Stock dividends; (iii) capital stock, or warrants or options to purchase capital stock, issued in connection with strategic transactions involving the Company and other entities, including (A) joint ventures, manufacturing, marketing or distribution arrangements, or (B) technology transfer or development arrangements, approved by the Board, including the Series A Directors; (iv) capital stock, or warrants or options to purchase capital stock, issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board, including the Series Directors; (v) Common Stock or any other underlying security actually issued upon the conversion, exchange or exercise of the Preferred Stock or any derivative security; (vi) Common Stock issued or issuable in or under an IPO; (vii) the Make Whole Shares that may be issued from time to time pursuant to Section 1.04 of the Purchase Agreement; (viii) shares of capital stock issued or issuable as a dividend or distribution on the Preferred Stock; (ix) shares of capital stock, or warrants or options to purchase capital stock issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution, approved by the Board, including the Series A Directors; or (x) issuances of capital stock, or warrants or options to purchase capital stock, for which the provisions of this Section 2.03 are waived by holders of at least sixty-six and two thirds percent (66 2/3%) of the Registrable Securities then outstanding. In addition to the foregoing, the right of first offer in this Section 2.03 shall not be applicable with respect to any Investor and any subsequent securities issuance, if (x) at the time of such subsequent securities issuance, the Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) under the Securities Act, and (y) such subsequent securities issuance is otherwise being offered only to accredited investors. The right of first offer in this Section 2.03 shall terminate upon the earlier of a (i) Qualified Offering and (ii) Change of Control.

2.04. Employee Stock. With respect to any shares issued or options or rights granted, unless the Board (including the Series A Directors) agrees otherwise, the Company shall cause each officer, director and employee of the Company to enter into an agreement (a) providing for vesting of such shares or options or rights as follows: twenty-five percent (25%) of the shares or options or rights shall vest on the one (1) year anniversary of the vesting commencement date, and one forty-eighth (1/48th) of the shares or options or rights shall vest each month thereafter on the same day of the month as the vesting commencement date (and if there is no corresponding day, on the last day of the month); (b) providing for the repurchase and for the repurchase price in the event the holder’s employment with or service to the Company terminates; (c) under which the holder agrees to a market standoff requested by the Company or the underwriters of any public offering of the Company’s securities, substantially as set forth in Section 1.14; and (d) providing for a right of first refusal in favor of the Company with respect to both vested and unvested shares.

2.05. Prompt Payment of Taxes, etc. The Company will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company or any subsidiary; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company shall have set aside on its books adequate reserves with respect thereto, and provided, further, that the Company will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor. The Company will promptly pay or cause to be paid when due, or in conformance with customary trade terms or otherwise in accordance with policies related thereto adopted by the Board, all other indebtedness incident to operations of the Company.

2.06. Insurance. Except as otherwise decided in accordance with policies adopted by the Board, the Company will keep its assets and those of its subsidiaries which are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, explosion and other risks customarily insured against by companies in the Company’s line of business, and the Company will maintain, with financial sound and reputable insurers, insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated.

2.07. Independent Accountants. The Company will retain independent public accountants of recognized national or regional standing who shall certify the Company’s financial statements at the end of each fiscal year. In the event the services of the independent public accountants hereafter employed by the Company, are terminated, the Company will promptly thereafter notify the Holders and will request the firm of independent public accountants whose services are terminated to deliver to the Holders a letter from such firm setting forth the reasons for the termination of their services. In the event of such termination, the Company will promptly thereafter engage another firm of independent public accountants of recognized national or regional standing. In its notice to the Holders, the Company shall state whether the change of accountants was recommended or approved by the Board or any committee thereof.

2.08. Compliance with Requirements of Government Authorities. The Company shall duly observe and conform to all valid requirements of governmental authorities relating to the conduct of its business or to its properties or assets.

2.09. Maintenance of Corporate Existence, etc. The Company shall maintain in full force and effect its corporate existence, rights and franchises and all licenses and other rights in or to use patents, processes, licenses, trademarks, trade names or copyrights owned or possessed by it or any subsidiary and deemed by the Company to be necessary to the conduct of its business.

2.10. Transactions with Affiliates. The Company shall not, without the unanimous approval of the disinterested members of the Board, engage in any loans, leases, contracts or other transactions with any director, officer or key employee of the Company, or any member of any such person’s immediate family, including the parents, spouse, children and other relatives of any such person, on terms less favorable than the Company would obtain in a transaction with an unrelated party, as determined in good faith by the Board.

2.11. Notice of Litigation. For so long as any Preferred Stock remains outstanding, the Company shall provide notice to the Holders promptly upon the filing of any material action, suit or proceeding by or against the Company.

2.12. Termination of Covenants.

(a) The covenants set forth in Sections 2.01 through Section 2.11 shall terminate as to each Holder and be of no further force or effect upon the earlier to occur of (i) immediately prior to the consummation of an IPO; and (ii) upon termination of the Agreement, as provided in Section 3.01.

(b) The covenants set forth in Sections 2.01 and 2.02 shall terminate as to each Holder and be of no further force or effect when the Company first becomes subject to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act, if this occurs earlier than the events described in Section 2.12(a) above.

ARTICLE III

MISCELLANEOUS.

3.01. Termination. This Agreement shall terminate, and have no further force and effect, (i) when the Company shall consummate a transaction or series of related transactions deemed to be a Liquidation Event pursuant to, and defined in, the Certificate; or (ii) upon the written consent of the Company and the holders of at least sixty-six and two thirds percent (66 2/3%) of the Registrable Securities then outstanding.

3.02. Entire Agreement. This Agreement, together with the Exhibits hereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, oral or written, with respect to such matters.

3.03. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (New York City time) on a business day; (b) the business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified herein later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date; (c) the business day following the date of mailing, if sent by nationally recognized overnight courier service; (d) five (5) business days after mailing if sent by certified or registered mail; or (e) actual receipt by the party to whom such notice is required to be given if delivered by hand. The address for such notices and communications shall be as follows:

If to the Company:	Pfenex Inc. 5501 Oberlin Drive San Diego, CA 92121 Telephone No.: (858) 352-4346 Facsimile No.: (858) 352-4602 Attn.: Chief Executive Officer

With a copy to:	Wilson Sonsini Goodrich & Rosati
701 Fifth Avenue, Suite 5100
Seattle, WA 98104
Telephone No.: (206) 883-2554
Facsimile No.: (206) 883-2699
Attn.: Effie Toshav, Esq.

If to an Investor:	To the names and addresses set forth on Schedule A hereto.

With a copy to (in case of notice to Holders of Series A-2
Preferred Stock):	Bingham McCutchen LLP 399 Park Avenue New York, New York 10022 Telephone No.: (212) 705-7492 Facsimile No.: (212) 702-3631 Attn: Shon E. Glusky, Esq.

With a copy to (in case of notice to Holders of Series A-1
Preferred Stock):	Paul, Hastings, Janofsky & Walker LLP 515 South Flower Street Los Angeles, CA 90071 Telephone No.: (213) 683-6220 Facsimile No.: (2132) 627-0705 Attn: Rob R. Carlson, Esq.

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

3.04. Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and the holders of at least sixty-six and two thirds percent (66 2/3%) of the Registrable Securities then outstanding; provided, that in the event any such waiver or amendment causes an Investor to be treated materially adversely from Investors generally, the consent of such Investor shall be required. Notwithstanding anything to contrary contained herein, any amendment or waiver of an Investor’s rights pursuant to Section 2.01(a) or Section 2.01(b) shall require the specific consent of such Investor. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party to the Agreement, whether or not such party has signed such amendment or waiver, each future holder of all such Registrable Securities, and the Company.

3.05. Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

3.06. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.

3.07. No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

3.08. Governing Law; Submission to Jurisdiction. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflicts of law. Each of the parties hereto (a) submits to the jurisdiction of any state or federal court sitting in Delaware in any action or proceeding arising out of or relating to this Agreement; (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court; (c) waives any claim of inconvenient forum or other challenge to venue in such court; (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court; and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 3.03, provided that nothing in this Section 3.08 shall affect the right of a party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

3.09. Confidentiality. Anything in this Agreement to the contrary notwithstanding, no Investor by reason of this Agreement shall have access to any trade secrets or classified information of the Company other than the financial information required to be provided by the Company pursuant to Section 2.01 and Section 2.02. The Company shall not be required to comply with any information rights provided for in Article II herein in respect of any Investor whom the Company reasonably determines to be a competitor or an officer, employee, director or holder of more than ten percent (10%) of a competitor; provided that this provision shall not be applicable to Signet Healthcare Partners Accredited Partnership III, LP and Signet Healthcare Partners QP Partnership III, LP as long as Signet Healthcare Partners Accredited Partnership III, LP and Signet Healthcare Partners QP Partnership III, LP comply with their respective obligations pursuant to the next sentence of this Section 3.09. Each Investor acknowledges that the information received by them pursuant to this Agreement shall be confidential and for its use only, and it will not use such confidential information in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, and its attorneys), except in connection with the exercise of rights under this Agreement, unless the Company has made such information available to the public generally. Nothing in this Section 3.09 shall prohibit The Dow Chemical Company’s ability to enter into and perform under the Transaction Documents (as defined in the Purchase Agreement).

3.10. Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

3.11. Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Federal, state or local statute or law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The parties intend that each representation, warranty or covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

3.12. Severability. In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

3.13. Aggregation. Shares of capital stock of the Company owned by Affiliates, partnerships, limited liability companies and corporations having substantially common ownership interests or managed by the same principals and owned by individual investors affiliated with one another shall be aggregated for the purposes of calculating the aggregate percentage of capital stock of the Company owned by any Investor and any permitted transferee hereunder.

[Signature Page Follows]

The parties hereto have executed this Investors’ Rights Agreement as of the date first written above.

COMPANY

PFENEX INC.

By:	/s/ Albert Hanson
Name:	Albert Hanson
Title:	President

INVESTORS

SERIES A-1 INVESTOR

THE DOW CHEMICAL COMPANY

	By:	/s/ Fernando Ruiz
Name: Fernando Ruiz
Title: Corp Vice President & Treasurer

DOW GLOBAL TECHNOLOGIES INC.

	By:	/s/ Mark A. Whiteman
Name: Mark A. Whiteman
Title: President

[Signature Page to Investors’ Rights Agreement]

SERIES A-2 INVESTORS

SIGNET HEALTHCARE PARTNERS ACCREDITED PARTNERSHIP III, LP

By:	SIGNET HEALTHCARE PARTNERS
GP III, L.P., its general partner

By: SIGNET HOLDINGS, LLC, its general partner

By:	/s/ James C. Gale
	Name:	James C. Gale
	Title:	Managing Director

SIGNET HEALTHCARE PARTNERS QP PARTNERSHIP III, LP

By:	SIGNET HEALTHCARE PARTNERS
GP III, L.P., its general partner

By: SIGNET HOLDINGS, LLC, its general partner

By:	/s/ James C. Gale
	Name:	James C. Gale
	Title:	Managing Director

WX MANAGEMENT LIMITED, a Bahamian corporation

By:	/s/ Richard L. Campbell
	Name:	Richard L. Campbell
	Title:	Director

[Signature Page to Investors’ Rights Agreement]

EXHIBIT A

INVESTORS

Name and Address

The Dow Chemical Company

2030 Dow Center

Midland, MI, 48674

Facsimile: (989) 636-8127

Attention: Corporate Venture Capital

Dow Global Technologies Inc.

2040 Dow Center

Midland, MI, 48674

Facsimile: (989) 638-9720

Attention: President, DGTI

Signet Healthcare Partners Accredited Partnership III, LP

Carnegie Hall Towers

152 West 57th Street, 19th Floor

New York, NY 10019

Facsimile: (212) 419-3956

Attention: James C. Gale and Al Hansen

Signet Healthcare Partners QP Partnership III, LP

Carnegie Hall Towers

152 West 57th Street, 19th Floor

New York, NY 10019

Facsimile: (212) 419-3956

Attention: James C. Gale and Al Hansen

WX Management Limited

c/o Butterfield Bank (Bahamas) Limited

Montague Sterling Center

Nassau, Bahamas

1-242-393-3772

ATTN: Julien Martel

PFENEX INC.

AMENDMENT NO. 1 TO

INVESTORS’ RIGHTS AGREEMENT

This Amendment No. 1 (this “Amendment”) to the Investors’ Rights Agreement dated December 1, 2009 (the “Rights Agreement”) is entered into effective as of June 27, 2014, by and among Pfenex Inc., a Delaware corporation (the “Company”), and certain of the Investors listed on Schedule A. Capitalized terms used in this Amendment that are not otherwise defined herein shall have the respective meanings assigned to them in the Rights Agreement.

WHEREAS, the Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 for the underwritten public offering of shares of the Company’s Common Stock in connection with the Company’s contemplated initial public offering (the “Offering”);

WHEREAS, Section 1.03 of the Rights Agreement granted certain registration rights to the Holders with respect to their shares of capital stock of the Company (the “Piggyback Rights”), and Section 1.14(b) provided that any discretionary waiver or termination of the lock-up would only apply on a pro rata basis to all holders of the Company’s capital stock who are subject to such obligations (the “Pro Rata Lock-Up Release”);

WHEREAS, the Investors now desire to waive, in full, on behalf of all Investors (1) any and all notice periods and requirements by the Company to provide notice to the Investors of registration rights under the Rights Agreement in connection with the proposed Offering (2) the rights set forth in Section 1.03 of the Rights Agreement to register shares of Registrable Securities in the Offering, and (3) the Pro Rata Lock-Up Release requirement contained in Section 1.14(b) with respect to the Offering;

WHEREAS, the Company and the Investors also desire to amend the terms of the Rights Agreement as set forth below;

WHEREAS, pursuant to Section 3.04 of the Rights Agreement, any provision of the Rights Agreement may be amended by the written consent of (i) the Company, and (ii) the holders of at least sixty-six and two thirds percent (66 2/3%) of the Registrable Securities then outstanding (collectively, the “Requisite Parties”); and

WHEREAS, the parties hereto constitute the Requisite Parties.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the parties hereto agree as follows:

1. Waiver of Registration Rights.

a.	In accordance with Section 3.04 of the Rights Agreement, the undersigned hereby waives in full, on behalf of all holders of Registrable Securities, (1) any and all notice periods and requirements by the Company to provide notice to the Holders of registration rights under the Rights Agreement in connection with the proposed Offering, and (2) the rights set forth in Section 1.03 of the Rights Agreement to register shares of Registrable Securities in the Offering. This waiver constitutes a waiver pursuant to Section 3.04 of the Rights Agreement, such that upon execution of this waiver by the Company and the holders of sixty-six and two thirds percent (66 2/3%) of the Registrable Securities then outstanding, this waiver will be binding upon all parties to the Rights Agreement.

b.	The undersigned agrees not to request, make any demand for or exercise any right with respect to, the registration of any common stock of the Company or any security convertible into or exercisable or exchangeable for common stock of the Company during the period starting with the date hereof and ending on the date on which all market stand-off agreements (including any lock-up agreements between the underwriters and the stockholders of the Company) applicable to the Offering have expired or are otherwise terminated. This waiver shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. The obligations under this waiver shall lapse and become null and void if the Offering shall not have occurred on or before December 31, 2014.

2. Waiver of Pro Rata Lock-Up Release Right. In accordance with Section 3.04 of the Rights Agreement, the undersigned hereby waives in full, on behalf of all holders of Registrable Securities, the rights set forth in Section 1.14(b) of the Rights Agreement requiring a Pro Rata Lock-Up Release in connection with the Offering. This waiver constitutes a waiver pursuant to Section 3.04 of the Rights Agreement, such that upon execution of this waiver by the Company and the holders of sixty-six and two thirds percent (66 2/3%) of the Registrable Securities then outstanding, this waiver will be binding upon all parties to the Rights Agreement. The obligations under this waiver shall lapse and become null and void if the Offering shall not have occurred on or before December 31, 2014.

3. Amendment to Rights Agreement. Section 2.12(a) is hereby deleted in its entirety and replaced with the following:

“(a) Notwithstanding any other provision contained in this Agreement, Section 2 of this Agreement shall terminate and be of no further force or effect upon the earlier to occur of (i) immediately prior to the closing of any underwritten public offering pursuant to an effective registration statement filed by the Company under the Securities Act, or (ii) upon termination of the Agreement, as provided in Section 3.01.”

4. Interpretation of Certain Terms; No Further Amendment. The words “this Agreement,” “herein,” “hereof” and other like words in the Rights Agreement from and after the effective time of this Amendment shall mean and include the Rights Agreement as amended hereby. Except as expressly provided in this Amendment, the terms and conditions of the Rights Agreement are and remain in full force and effect.

5. Governing Law. This Amendment shall be governed in all respects by the internal laws of the State of Delaware, without regard to principles of conflicts of law provisions of the State of Delaware or any other state.

6. Facsimile and Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, and all of which together shall constitute one instrument. Executed signatures transmitted via facsimile and PDF will be accepted and considered duly executed.

[Signature page follows]

The parties have caused this Amendment No. 1 to the Investors’ Rights Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

PFENEX INC.

By:	/s/ Bertrand C. Liang

Name:	Bertrand C. Liang

Title:	Chief Executive Officer

[Signature page to Amendment No. 1 to Investors’ Rights Agreement]

The parties have caused this Amendment No. 1 to Investors’ Rights Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

INVESTOR:

THE DOW CHEMICAL COMPANY

By:	/s/ Kenneth J. Van Heel

Name:	Kenneth J. Van Heel

Title:	Director

DOW GLOBAL TECHNOLOGIES INC.

By:

Name:

Title:

[Signature page to Amendment No. 1 to Investors’ Rights Agreement]

The parties have caused this Amendment No. 1 to the Investors’ Rights Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

INVESTOR:

SIGNET HEALTHCARE PARTNERS ACCREDITED PARTNERSHIP III, LP
By: SIGNET HEALTHCARE PARTNERS GP III, L.P., its general partner
By: SIGNET HOLDINGS, LLC, its general partner

By:	/s/ James C. Gale

Name:	James C. Gale

Title:	Managing Director

SIGNET HEALTHCARE PARTNERS QP PARTNERSHIP III, LP By: SIGNET HEALTHCARE PARTNERS GP III, L.P., its general partner By: SIGNET HOLDINGS, LLC, its general partner

By:	/s/ James C. Gale

Name:	James C. Gale

Title:	Managing Director

[Signature page to Amendment No. 1 to Investors’ Rights Agreement]

The parties have caused this Amendment No. 1 to the Investors’ Rights Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

INVESTOR:

WX MANAGEMENT LIMITED, a Bahamian corporation

By:

Name:

Title:

[Signature page to Amendment No. 1 to Investors’ Rights Agreement]